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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Home Depot, Inc.

We consent to the use of our audit report dated March 22, 2006, except as to note 12, which is as of March 24, 2006, and note 13, which is as of June 21, 2006 on the consolidated financial statements of The Home Depot, Inc. as of January 29, 2006 and January 30, 2005 and for each of the years in the three-year period ending January 29, 2006 and our report dated March 22, 2006 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia
June 21, 2006

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Consent of Independent Registered Public Accounting Firm